EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


November 1, 2001



Nuveen Tax-Free Unit Trust, Series 1266
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1266
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1266


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1266 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN